Exhibit 11

August 21, 2003

SunAmerica Series Trust
1 SunAmerica Center
Los Angeles, California 90067-6022

Ladies and Gentlemen:

        I have acted as counsel for SunAmerica Series Trust (the "Fund"), a Massachusetts business trust, in connection with the proposed acquisition by each separate investment portfolio of the Fund designated as an "Acquiring Fund" (each, an "Acquiring Fund" and, collectively, the "Acquiring Funds") in the Agreement and Plan of Reorganization filed as an exhibit to the Registration Statement on Form N-14 herewith (the "Agreement") of the Fund, on behalf of the Asset Allocation Variable Annuity Portfolio, Capital Growth Variable Annuity Portfolio, Growth & Income Variable Annuity Portfolio International Equity Variable Annuity Portfolio, Money Market Variable Annuity Portfolio, U.S. Government Income Variable Annuity Portfolio, of all of the assets of each separate investment portfolio designated as an "Acquired Fund" (each, an "Acquired Fund" and, collectively, the "Acquired Funds") in the Agreement, in exchange solely for shares of the respective Acquiring Fund and such Acquiring Fund's assumption of all of the liabilities of the Acquired Fund. Capitalized terms used and not otherwise defined herein shall have the respective meanings in the Proxy Statement and Prospectus (as defined below).

      This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to Class 1 shares of beneficial interest of International Growth and Income Portfolio, Marsico Growth Portfolio, Davis Venture Value Portfolio, MFS Total Return Portfolio and Cash Management Portfolio, at no par value per share (the "Shares"), to be issued in each Reorganization.

      As counsel for the Fund, I am familiar with the proceedings taken by it in connection with the proposed authorization, issuance and sale of the Shares. In addition, I have examined and am familiar with the Declaration of Trust and the By-Laws of the Fund, in each case as amended, supplemented, and in effect on the date hereof.

      Subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws, and based on and subject to the foregoing examination, I am of the opinion that subsequent to the approval of the Agreement as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Prospectus/Proxy Statement"), the Shares, upon issuance in the manner referred to in the Registration Statement, for

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consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

                                        Very truly yours,

                                        /s/ Nori L. Gabert
                                        ------------------
                                        Nori L. Gabert


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